Apolo Gold & Energy Inc Announces Lithium Battery Factory Acquisition

Hong Kong, Dec 23, 2013 (Marketwired via COMTEX) -- Apolo Gold & Energy Inc. (“Apolo” or the “Company”) (OTCQB:APLL), a Nevada Corporation, is pleased to announce that it has acquired a 24% stake in JIANGXI EVERENERGY NEW MATERIAL CO., LTD.

Apolo has agreed to issue 8 million restricted common shares of APOLO at a deemed price of US$0.375 per share) plus US$1.0M in cash for this transaction.

Everenergy, located in the Li-ion Battery high-tech industry park of Yi Chun, Jiangxi province, China. was founded in July 2010 with a registered capital of 22 million RMB and the total asset value on its balance sheet of 107.9 million RMB (US$17 Million) . Covering an area of 100 acres, the company mainly deals with the R & D, production and sales of high quality lithium batteries, cathode materials and relevant precursor materials.

Kelvin Chak, CEO stated, “this is another exciting strategic acquisition we have completed as part of our business plan. We like the lithium battery space very much and see huge growth potential as global electric car companies such as Tesla gain market share.”

Kelvin Chak, President & CEO

FOR FURTHER INFORMATION PLEASE CONTACT:

Apolo Gold & Energy Inc.

9th floor, Kam Chung Commercial Bldg,

19-21 Hennessy Road, Wanchai, Hong Kong.

info@ApoloGoldUS.com

www.apologoldus.com

SOURCE: Apolo Gold & Energy Inc.